Exhibit 99.1

Company Press Release

Monday, May 14, 2007

Advant-e Corporation Announces First Quarter 2007 Results

Company Reports 12% Increase in Revenue over Q1 2006 and 15th Consecutive Profitable Quarter

DAYTON, Ohio, May 14, 2007 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending March 31, 2007.

For the first quarter of 2007 the Company reported revenues of $1,416,323, a 12% increase over revenues of $1,262,169 in the first quarter of 2006. The increase in revenue is attributable primarily to continued growth of the Company’s Web EDI services along with growth of EnterpriseEC®, the Company’s electronic trading community connectivity and integration service.

Net income for the quarter was $131,145, or $.02 per share, a 22% decline over net income of $167,706, or $.03 per share, for the same period in 2006. The decline in net income is attributable primarily to less-than-anticipated revenue growth insufficient to offset higher technical and sales personnel costs, marketing costs, and reduced capitalized software development costs.

Jason K. Wadzinski, Chairman and Chief Executive Officer, remarked, “The first quarter of 2007 marks the 15th consecutive quarter that the Company reported positive earnings. Our revenue growth rate, however, is less than our recent historical growth rates when comparing each quarter in 2004 through 2006 to the comparable quarter of the prior year. Our strategy of extending outside of our strong grocery industry presence is working, but at a slower rate than anticipated. We are re-evaluating our sales and marketing initiatives so that in the 2nd half of 2007 we can accelerate our revenue growth while maintaining an acceptable level of profitability.”

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Trading Community Connectivity and Management Solution, and within specific industries via web-based EDI services including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.MfgEC.com and www.CPGSupplier.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue	$1,416,323	1,262,169
Cost of revenue	508,568	407,868

Gross margin	907,755	854,301
Marketing, general and administrative expenses	713,478	595,855

Operating income	194,277	258,446
Other income, net	22,668	16,975

Income before taxes	216,945	275,421
Income tax expense	85,800	107,715

Net income	$131,145	167,706

Basic earnings per share	$0.02	0.03

Diluted earnings per share	$0.02	0.03

Weighted average shares outstanding	6,478,714	6,403,174

Weighted average shares outstanding, assuming dilution	6,478,714	6,426,009

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,313,287	2,209,782
Short-term investments	275,846	274,434
Accounts receivable, net	448,948	477,639
Prepaid expenses and deposit	56,470	28,339

Total current assets	3,094,551	2,990,194
Software development costs, net	244,896	247,621
Property and equipment, net	381,010	386,697

Total assets	$3,720,457	3,624,512

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$79,449	66,936
Accrued salaries and other expenses	125,791	157,802
Income taxes payable	69,409	109,642
Deferred income taxes	74,430	53,119
Deferred revenue	116,344	112,846

Total current liabilities	465,423	500,345
Deferred income taxes	165,506	165,784

Total liabilities	630,929	666,129

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,478,714 outstanding	6,478	6,478
Paid-in capital	1,641,906	1,641,906
Retained earnings	1,441,144	1,309,999

Total shareholders’ equity	3,089,528	2,958,383

Total liabilities and shareholders’ equity	$3,720,457	3,624,512

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$131,145	167,706
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	48,487	29,553
Amortization of software development costs	18,088	32,383
Loss on disposal of assets	—	24,221
Deferred income taxes	21,033	35,723
Purchases of trading securities	(74,483)	—
Proceeds from sales of trading securities	79,679	—
Net realized gains on sales of securities	(6,608)	(4,241)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	28,691	(48,874)
Prepaid expenses	(28,131)	3,288
Accounts payable	12,513	19,694
Accrued salaries and other expenses	(32,011)	16,796
Income taxes payable	(40,233)	(298,008)
Deferred revenue	3,498	27,426

Net cash flows from operating activities	161,668	5,667

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(35,545)
Proceeds from sale of available-for-sale securities	—	36,914
Purchases of equipment	(42,800)	(28,697)
Software development costs	(15,363)	(69,649)

Net cash flows from investing activities	(58,163)	(96,977)

Net increase (decrease) in cash and cash equivalents	103,505	(91,310)

Cash and cash equivalents, beginning of period	2,209,782	1,763,435

Cash and cash equivalents, end of period	$2,313,287	1,672,125

Supplemental disclosures of cash flow items:
Income taxes paid	$105,000	370,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.